										Exhibit 12.1

ESSEX PROPERTY TRUST, INC. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Stock Dividends
(Dollars in thousands, except ratios)

	Quarter
	ended
	September 30		Years ended December 31
	2006		2005		2004(1)		2003 (1)		2002(1)		2001(1)
Earnings:
Income before discontinued operations	$11,413		$51,019		$78,294		$32,016		$38,568		$46,414
Gain on sales of real estate	-		(6,391)		(7,909)		-		(145)		(3,788)
Minority interests	5,212		21,411		27,475		25,696		27,417		24,138
Interest expense	18,525		73,614		63,023		52,410		43,186		38,746
Amortization of deferred financing costs	778		1,970		1,587		1,197		814		657
Total earnings	$35,928		$141,623		$162,470		$111,319		$109,840		$106,167

Fixed charges:
Interest expense	$18,525		$73,614		$63,023		$52,410		$43,186		$38,746
Amortization of deferred financing costs	778		1,970		1,587		1,197		814		657
Capitalized interest	1,153		1,100		1,997		4,084		6,814		3,917
Preferred stock dividends	1,791		1,953		1,952		195		-		-
Perpetual preferred unit distributions	2,559		10,238		14,175		17,996		18,319		18,319
Total fixed charges and preferred
stock dividends	$24,806		$88,875		$82,734		$75,882		$69,133		$61,639

Ratio of earnings to fixed charges
(excluding preferred stock dividends
and preferred unit distributions)	1.76	X	1.85	X	2.44	X	1.93	X	2.16	X	2.45	X

Ratio of earnings to combined fixed
charges and preferred stock dividends	1.45	X	1.59	X	1.96	X	1.47	X	1.59	X	1.72	X

(1)     The above financial and operating information from January 1, 2002 through December 31, 2003 reflect the retroactive adoption of FIN 46R and SFAS 123. The above financial and operating information from January 1 through December 31, 2001 has not been restated to reflect the retroactive adoption of FIN 46R and SFAS 123. The results of operations for 2004, 2003, and 2002 have been reclassified to reflect discontinued operations for properties sold subsequent to December 31, 2004. Results of operations for 2001 have not been reclassified.
Because 2001 results have not been reclassified, the results for that period may not be comparable to the results for the later periods set forth above.